Exhibit 99.1

Corsair Gaming Reports Third Quarter 2020 Financial Results

Company grows 61% led by growth in gear for gamers and content creators

FREMONT, CA, November 10, 2020 – Corsair Gaming, Inc. (NASDAQ:CRSR) (“Corsair”), a leading global provider and innovator of high-performance gear for gamers and content creators, today announced financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

•

Net revenue was $457.1 million, an increase of 60.7% year-over-year. Gamer and creator peripherals segment net revenue was $161.6 million, an increase of 128.8% year-over-year. Gaming components and systems segment net revenue was $295.5 million, an increase of 38.3% year-over-year.

•

Gross profit was $127.9 million, an increase of 112.4% year-over-year, with gross margin of 28.0%, an improvement of 680 basis points year-over-year. Gamer and creator peripherals segment gross profit was $60.0 million, an increase of 200.8% year-over-year. Gaming components and systems segment gross profit was $67.9 million, an increase of 68.7% year-over-year.

•	Operating income was $49.7 million, an increase of 353.6% year-over-year.
•	Adjusted operating income was $61.4 million, an increase of 193.7% year-over-year.
•	Net income was $36.4 million, or $0.40 per diluted share, compared to net income of $1.5 million in the same period a year ago, or $0.02 per diluted share.
•	Adjusted net income was $48.5 million, or $0.54 per diluted share, an increase of 384.0% year-over-year compared to adjusted net income of $10.0 million, or $0.13 per diluted share.
•	Adjusted EBITDA was $63.7 million, an increase of 184.9% year-over-year, with adjusted EBITDA margin of 13.9%, an improvement of 610 basis points year-over-year.
•	As of September 30, 2020, we had cash and restricted cash of $120.1 million, $48.0 million capacity under our revolving credit facility and total long-term debt of $370.1 million.
•

Cash flow from operations was $24.7 million, compared to a use of cash in operations of $2.1 million in the same period a year ago, bringing the 2020 nine month cash flow from operations to $100.3 million.

Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents is included below under the heading “Use and Reconciliation of Non-GAAP Financial Measures.”

“This was a great quarter for us.” stated Andy Paul, Chief Executive Officer of Corsair. “Consumers continue to learn more about high performance gaming and streaming gear and are upgrading. We also believe more new gamers and streamers are entering the market, as demonstrated by the number of entry level products we are selling. Also with more time spent at home, and some great new technology refreshed from Intel, Nvidia and AMD, there is an increased demand for people to build new Gaming

PCs, to play the latest games on. Today’s youth are digital natives, and are all playing games on some device, whether PC, console, or mobile. These are all future potential customers. The games themselves are becoming more immersive and social each year and, particularly with the rapid rise of live game streaming, gaming is taking an ever larger share of the entertainment landscape.”

Paul continued, “We believe Corsair is at the center of this growing trend with our wide range of gaming and streaming products. This last quarter was one with very strong demand, with many major retailers running out of stock of our gear. Our stock situation has gotten better but only a small part of Q3 revenue came from restocking shelves, with most gear selling as soon as they hit the shelves. We are ramping up our supply chain and manufacturing partners as fast as possible, and we expect to thoughtfully be growing our channel inventory during the next few months, as well as supporting the continued high demand from our end customers. We recently released our new flagship gaming keyboard, the K100, which at $229 is the best keyboard we have built. We also recently launched two new microphones under our Elgato brand, Wave 1 and Wave 3, which were sold out within the first few days of launch. We continue to launch exciting new high performance products at a fast clip, with approximately one new product per week.”

“Our recent initial public offering raised net proceeds of approximately $118.6 million after deducting underwriting discounts and commissions and before offering expenses, $86.6 million of which was used to repay outstanding debt. We plan to continue to utilize our strong cash flow to further reduce our debt,” stated Michael G. Potter, Chief Financial Officer of Corsair. “The IPO leaves Corsair well positioned to continue to execute our growth strategy and to take advantage of opportunities as they present themselves.”

Financial Outlook

For the full year 2020, we currently expect:

•	Net revenue to be in the range of $1,616 million to $1,631 million.
•	Adjusted operating income to be in the range of $178 million to $184 million.
•	Adjusted EBITDA to be in the range of $187 million to $193 million.

Certain non-GAAP measures included in our financial outlook were not reconciled to the comparable GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. We are unable to reconcile these forward looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable efforts because we are currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Such items may include stock-based compensation charges, public offering related charges, depreciation and amortization, severance, IPO costs and other items. The unavailable information could have a significant impact on our GAAP financial results.

The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

Please see “Use and Reconciliation of Non-GAAP Financial Measures” below for a discussion on how we calculate the non-GAAP measures presented herein and a reconciliation to the most directly comparable GAAP measure.

Recent Developments

•

In September 2020, we completed our initial public offering (“IPO”) of our stock at a price of $17.00 per share. We and certain selling stockholders completed the sale of 15.1 million shares, including 1.1 million shares issued pursuant to the underwriters’ option to purchase additional shares. The IPO raised proceeds net of underwriting fees of approximately $118.6 million for us.

•	On November 9, 2020, we announced the acquisition of Gamer Sensei, the world’s biggest gaming coaching platform.
•	On November 9, 2020, Elgato along with us, the parent company, announced a multi-year partnership with Pipeline, the leading training and mentorship platform for aspiring live streamers.
•

On October 29, 2020, we announced the acquisition of EpocCam, one of the leading video apps in the Apple App Store with over 5 million downloads, which allows users to easily turn their iOS device, such as an iPhone or iPad, into a wireless high definition webcam for Windows and macOS.  EpocCam works seamlessly with major video applications such as Zoom, Skype, OBS Studio, Google Meet or Microsoft Teams to chat, stream, or record in HD resolution.

•

On October 22, 2020, we announced the launch of our first officially licensed headset for Microsoft XBOX, the CORSAIR HS75 XB WIRELESS Gaming Headset.  Compatible with Xbox One and the upcoming next-generation Xbox Series X and Series S, the HS75 XB WIRELESS delivers the fantastic sound and comfort that the CORSAIR HS Series is known for.

•

On October 15, 2020, we announced the launch of the HS60 HAPTIC, the latest addition to the award-winning HS Series of PC headsets. The HS60 HAPTIC delivers deeper, more powerful sound than can be achieved through just speakers alone thanks to haptic bass developed by Taction Technology®.

•

On October 13, 2020, we announced the launch of the new K60 RGB PRO, the first Corsair keyboard to feature CHERRY VIOLA keyswitches. Delivering an essential gaming experience without compromising on style or substance, the K60 RGB PRO is built with a durable aluminum frame, vibrant, per-key RGB backlighting, and new 100% German-made CHERRY VIOLA mechanical keyswitches, featuring smooth linear travel and reliable inputs to secure clutch victories when they matter most.

•

On October 8, 2020, we announced the launch of the new Corsair MP400 Gen3 PCIe x4 NVMe M.2 Solid State Drive, taking advantage of 3D QLC NAND technology to store massive amounts of data with lightning-fast transfer speeds of up to 3,400MB/sec sequential read and 3,000MB/sec sequential write.

•	On October 6, 2020, we announced the launch of the KATAR PRO WIRELESS Gaming Mouse powered by SLIPSTREAM WIRELESS technology. At just 96g, it is well-suited to fast-paced FPS and MOBA gameplay.
•

On October 1, 2020, we announced the launch of our new flagship gaming keyboard, Corsair K100 RGB. Every detail is built for speed, starting with new Corsair AXON Hyper-Processing Technology, delivering your inputs up to four times faster than conventional gaming keyboards. The Corsair K100 RGB is equipped with a wide array of premium features that enhance both form and function, such as a refined aluminum frame, a multi-function iCUE control dial, a 44-zone RGB LightEdge, and PBT double-shot keycaps with a standard bottom row.

•

On September 17, 2020, we announced a new series of range-topping models to the acclaimed Corsair VENGEANCE lineup of gaming PCs, the VENGEANCE i7200 Series. Equipped with a 10th Gen Intel® Core™ CPU, these formidable systems are the first in the VENGEANCE PC lineup to feature the raw ray-tracing power of new NVIDIA® GeForce RTX™ 3080 and 3090 GPUs, complete with a full range of award-winning Corsair components, including new Corsair 4000D AIRFLOW Cases.

•

On September 15, 2020, we launched a new generation of all-in-one liquid CPU coolers offering stunning looks and powerful, quiet cooling. The H100i ELITE CAPELLIX, H115i ELITE CAPELLIX, and H150i ELITE CAPELLIX combine the latest in liquid CPU cooling performance with vibrant RGB lighting powered by CAPELLIX LEDs, easier setup, and enhanced control, giving enthusiasts more from their Corsair liquid CPU cooler than ever before.

•	On September 15, 2020, we launched the new 4000 Series of enthusiast PC cases, introducing three new models to our award-winning lineup - the 4000D, 4000D AIRFLOW, and 4000X RGB.
•

On August 25, 2020, we released two new comprehensive kits in our Hydro X Series line of custom cooling parts: the Corsair XH305i RGB and XH303i RGB Custom Cooling Kits. Making custom cooling accessible even to beginners, these kits come with everything you need to build a stunning hardline loop for your PC, complete with an RGB CPU water block, single 360mm radiator, three RGB fans, PMMA clear hardline tubing, a hardline cutting/bending kit, fittings and adapters, and coolant.

•

On July 14, 2020, we launched the versatile Corsair iCUE NEXUS Companion Touch Screen, a new accessory that puts the power of CORSAIR iCUE software at your fingertips. The iCUE NEXUS delivers convenient access to iCUE’s powerful features, such as real-time system monitoring and programmable macros. With the ability to program more than 200 screens, each displaying up to six virtual buttons using custom drag-and-drop graphics, the iCUE NEXUS also adds an extra layer of personalization to any PC enthusiast’s setup.

Conference Call and Webcast Information

We will host a conference call to discuss the third quarter 2020 financial results on November 10, 2020, at 5:30 a.m. PT. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers 1-201-689-8560. A replay will be available from 8:30 a.m. PT on November 10, 2020 through November 17, 2020, by dialing 1-844-512-2921, or for international callers 1-412-317-6671. The replay passcode is 13712053.

The call will also be webcast live from our investor relations website at https://ir.corsair.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Corsair Gaming, Inc.

Corsair Gaming, Inc. (NASDAQ:CRSR) is a leading global developer and manufacturer of high-performance gear and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals, to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best.

Corsair also sells gear under our Elgato brand, which provides premium studio equipment and accessories for content creators, SCUF Gaming brand, which builds custom-designed controllers for competitive gamers, and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs and laptops.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our estimated full year 2020 net revenue, adjusted EBITDA and adjusted operating income, as well as our belief that more new gamers and streamers are entering the market, that there is an increased demand for people to build new gaming PCs and our expectations regarding ramping up our supply chain and manufacturing capabilities and our potential growth of channel inventory to meet customer demand. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: our ability to build and maintain the strength of our brand among gaming and streaming enthusiasts and our ability to continuously develop and successfully market new gear and improvements;  the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; the risk that we are not able to compete with competitors and/or that the gaming industry, including streaming and eSports, does not grow as expected or declines; the loss or inability to attract and retain key management; delays or disruptions at our or third-party’s manufacturing and distribution facilities; currency exchange rate fluctuations or international trade disputes resulting in our gear becoming relatively more expensive to our overseas customers or resulting in an increase in our manufacturing costs; the impact of the coronavirus on our business; general economic conditions that adversely effect, among other things, consumer confidence and spending.; and the other factors described under the heading “Risk Factors” in our final prospectus filed with the Securities and Exchange Commission (“SEC”) on September 24, 2020, in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (once available) and our subsequent filings with the SEC. Copies of each filing may be obtained from us or the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our results for the quarter ended September 30, 2020 are not necessarily indicative of our operating results for any future periods.

Use and Reconciliation of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents certain non-GAAP financial information, including Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income Per Share. These are important financial performance measures for us, but are not financial measures as defined by GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income Per Share to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in such non-GAAP measures. Accordingly, we believe that Adjusted Operating Income, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income Per Share provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making. We also present these non-GAAP financial performance measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations.

Our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, operating income, net income, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

We calculate these non-GAAP financial measures as follows:

•

Adjusted operating income, non-GAAP, is determined by adding back to GAAP operating income the acquisition accounting impacts related to recognizing acquired inventory at fair value, stock-based compensation, intangible asset amortization, certain acquisition-related and integration-related expenses, executive transition costs, other non-deferred costs associated with the IPO, and debt modification costs.

•

Adjusted net income, non-GAAP, is determined by adding back to GAAP net income (loss) the acquisition accounting impacts related to recognizing acquired inventory at fair value, stock-based compensation, intangible asset amortization, certain acquisition-related and integration-related expenses, executive transition costs, non-deferred costs associated with the IPO, debt modification costs, loss on extinguishment of debt, and the related tax effects of each of these adjustments.

•

Adjusted net income per diluted share, non-GAAP, is determined by dividing adjusted net income, non-GAAP by the respective weighted average shares outstanding, inclusive of the impact of options to purchase such common stock.

•

Adjusted EBITDA is determined by adding back to GAAP net income (loss) the acquisition accounting impacts related to recognizing acquired inventory at fair value, stock-based compensation, certain acquisition-related and integration-related expenses, executive transition costs, non-deferred costs associated with the IPO, debt modification costs, intangible asset amortization, depreciation and amortization, interest expense (including loss on extinguishment of debt) and tax expense (benefit).

•	Adjusted EBITDA margin is determined by dividing adjusted EBITDA by net revenue for the respective periods.

We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

Source: Corsair Gaming, Inc.

Investor Relations Contact:

Ronald van Veen

ir@corsair.com

510-578-1407

Media Contact:

Adrian Bedggood

adrian.bedggood@corsair.com

510-657-8747

+44-7989-258827

Corsair Gaming, Inc.

Condensed Combined Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$457,103	$284,372	$1,146,028	$770,619
Cost of revenue	329,159	224,145	834,398	616,785
Gross profit	127,944	60,227	311,630	153,834
Operating expenses:
Sales, general and administrative	65,321	39,811	175,877	115,992
Product development	12,902	9,454	36,285	28,353
Total operating expenses	78,223	49,265	212,162	144,345
Operating income	49,721	10,962	99,468	9,489
Other (expense) income:
Interest expense	(10,170)	(9,119)	(29,116)	(27,063)
Other (expense) income, net	23	(399)	(29)	(1,477)
Total other expense, net	(10,147)	(9,518)	(29,145)	(28,540)
Income (loss) before income taxes	39,574	1,444	70,323	(19,051)
Income tax (expense) benefit	(3,217)	75	(10,149)	4,645
Net income (loss)	$36,357	$1,519	$60,174	$(14,406)
Net income (loss) per share:
Basic	$0.43	$0.02	$0.71	$(0.19)
Diluted	$0.40	$0.02	$0.69	$(0.19)
Weighted-average shares used to compute net income (loss) per share
Basic	84,871	75,939	84,352	75,928
Diluted	90,084	77,884	87,499	75,928

Corsair Gaming, Inc.

Segment Information

(Unaudited, in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue:
Gaming and Creator Peripherals	$161,555	$70,606	$347,531	$200,084
Gaming and Component and Systems	295,548	213,766	798,497	570,535
Total Net Revenue	$457,103	$284,372	$1,146,028	$770,619

Gross Margin:
Gaming and Creator Peripherals	37.1%	28.3%	34.8%	29.1%
Gaming and Component and Systems	23.0%	18.8%	23.9%	16.8%
Total Gross Margin	28.0%	21.2%	27.2%	20.0%

Corsair Gaming, Inc.

Condensed Combined Consolidated Balance Sheets

(Unaudited, in thousands, except per share amounts)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and restricted cash	$119,911	$51,717
Accounts receivable, net	259,542	202,334
Inventories	210,151	151,063
Prepaid expenses and other current assets	38,014	24,696
Total current assets	627,618	429,810
Property and equipment, net	15,404	15,365
Goodwill	311,573	312,750
Intangible assets, net	265,446	291,027
Restricted cash, noncurrent	230	230
Other assets	35,449	10,536
TOTAL ASSETS	$1,255,720	$1,059,718
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$274,771	$182,025
Current portion of debt, net	—	2,364
Other liabilities and accrued expenses	169,586	115,541
Total current liabilities	444,357	299,930
Debt, net	370,090	503,448
Deferred tax liabilities	30,655	33,820
Other liabilities, noncurrent	22,066	5,745
TOTAL LIABILITIES	867,168	842,943
Stockholders’ Equity:
Common stock and additional paid-in capital	437,216	324,976
Accumulated deficit	(45,856)	(106,030)
Accumulated other comprehensive loss	(2,808)	(2,171)
Total Stockholders’ Equity	388,552	216,775
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,255,720	$1,059,718

Corsair Gaming, Inc.

Condensed Combined Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$36,357	$1,519	$60,174	$(14,406)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	1,631	867	4,286	2,813
Depreciation	2,342	1,871	6,706	5,448
Amortization of intangible assets	8,505	7,407	25,344	23,551
Debt issuance costs amortization	708	729	1,990	2,281
Loss on debt extinguishment	2,864	—	3,256	—
Deferred income taxes	(5,361)	(2,550)	(6,892)	(7,257)
Other	332	477	1,070	598
Changes in operating assets and liabilities:
Accounts receivable	(39,776)	(14,605)	(58,067)	(10,573)
Inventories	(61,957)	(20,224)	(60,886)	(13,021)
Prepaid expenses and other assets	(25,594)	(3,635)	(20,431)	(3,312)
Accounts payable	77,544	18,118	92,772	2,065
Other liabilities and accrued expenses	27,121	7,910	51,002	12,947
Net cash provided by (used in) operating activities	24,716	(2,116)	100,324	1,134
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(836)	(4,698)	(836)	(4,846)
Payment of deferred consideration	—	—	—	(10,300)
Purchase of property and equipment	(2,066)	(1,641)	(5,072)	(7,003)
Net cash used in investing activities	(2,902)	(6,339)	(5,908)	(22,149)
Cash flows from financing activities:
Repayment of debt	(126,574)	(900)	(140,394)	(2,775)
Payment of debt issuance costs	(194)	(150)	(194)	(150)
Repayment of line of credit, net	—	8,200	—	8,700
Proceeds from initial public offering and private placement, net of underwriting discounts and commissions	118,575	—	118,575	—
Payment of other offering costs	(5,313)	(46)	(5,582)	(108)
Repurchase of common stock	—	—	—	(569)
Proceeds from exercise of stock options	259	53	1,224	80
Net cash provided by (used in) financing activities	(13,247)	7,157	(26,371)	5,178
Effect of exchange rate changes on cash	259	135	149	46
Net increase (decrease) in cash and restricted cash	8,826	(1,163)	68,194	(15,791)
Cash and restricted cash at the beginning of the period	111,315	13,292	51,947	27,920
Cash and restricted cash at the end of the period	$120,141	$12,129	$120,141	$12,129

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

(Unaudited, in thousands, except per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Income - GAAP	$49,721	$10,962	$99,468	$9,489
Acquisition accounting impacts related to recognizing acquired inventory at fair value	-	-	394	-
Stock-based compensation	1,631	867	4,286	2,813
Intangible asset amortization	8,505	7,408	25,344	23,552
Acquisition-related and integration-related costs	726	1,270	2,476	1,849
Executive transition costs	-	129	-	540
Non-deferred IPO costs	451	259	1,205	911
Debt modification costs	335	-	623	-
Adjusted Operating Income - Non-GAAP	$61,369	$20,895	$133,796	$39,154
As a % of net revenue - GAAP	10.9%	3.9%	8.7%	1.2%
As a % of net revenue - Non-GAAP	13.4%	7.3%	11.7%	5.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income (Loss) - GAAP	$36,357	$1,519	$60,174	$(14,406)
Acquisition accounting impacts related to recognizing acquired inventory at fair value	-	-	394	-
Stock-based compensation	1,631	867	4,286	2,813
Intangible asset amortization	8,505	7,408	25,344	23,552
Acquisition-related and integration-related costs	726	1,270	2,476	1,849
Executive transition costs	-	129	-	540
Non-deferred IPO costs	451	259	1,205	911
Debt modification costs	335	-	623	-
Loss on debt extinguishment	2,864	-	3,256	-
Non-GAAP income tax adjustment	(2,386)	(1,435)	(5,818)	(4,596)
Adjusted Net Income - Non-GAAP	$48,483	$10,017	$91,940	$10,663

Diluted Net income per share:
GAAP	$0.40	$0.02	$0.69	$(0.19)
Adjusted, Non-GAAP	$0.54	$0.13	$1.05	$0.14

Shares used to compute diluted net income per share:
GAAP	90,084	77,884	87,499	75,928
Adjusted, Non-GAAP	90,084	77,884	87,499	77,713

Corsair Gaming, Inc.

Adjusted EBITDA Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income (Loss) - GAAP	$36,357	$1,519	$60,174	$(14,406)
Acquisition accounting impacts related to recognizing acquired inventory at fair value	-	-	394	-
Stock-based compensation	1,631	867	4,286	2,813
Acquisition-related and integration-related costs	726	1,270	2,476	1,849
Executive transition costs	-	129	-	540
Non-deferred IPO costs	451	259	1,205	911
Debt modification costs	335	-	623	-
Intangible asset amortization	8,505	7,408	25,344	23,552
Depreciation	2,341	1,871	6,705	5,448
Interest expense (include loss on debt extinguishment)	10,170	9,119	29,116	27,063
Tax expense (benefit)	3,217	(75)	10,149	(4,645)
Adjusted EBITDA - Non-GAAP	$63,733	$22,367	$140,472	$43,125

Adjusted EBITDA margin - Non-GAAP	13.9%	7.9%	12.3%	5.6%